Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Record Second Quarter 2021 Results

Record Net Sales of $5.6 Billion with Core Organic Sales Growth of 35%

Record Net Income, Adjusted EBITDA & Adjusted EBITDA Margin

BMC Integration and Cost Savings Ahead of Plan

Increased Full Year 2021 Adjusted EBITDA Outlook

August 5th, 2021 (Dallas, TX) – Builders FirstSource, Inc. (NYSE: BLDR) today reported its results for the second quarter and six months ended June 30, 2021.

Second Quarter 2021 BFS Highlights (includes BMC in Q2 2021 and not in Q2 2020)

All Year-Over-Year Comparisons Unless Otherwise Noted:

•	Net sales of $5.6 billion for the quarter increased 186.6% driven by the merger with BMC, commodity inflation, and strong organic growth

•	Gross profit of $1.6 billion increased 206.0% driven by the merger with BMC, commodity inflation, and double-digit organic growth

•	Net income of $497.2 million, or $2.39 per diluted share, and adjusted net income of $574.0 million, or $2.76 per diluted share

Year to Date June 2021 BFS Highlights (includes BMC in Year to Date June, 2021 and not Year to Date June, 2020)

All Year-Over-Year Comparisons Unless Otherwise Noted:

•	Net sales of $9.8 billion for the period increased 161.2% driven by the merger with BMC, commodity inflation, and strong organic growth

•	Gross profit of $2.7 billion increased 169.9% driven by the merger with BMC, commodity inflation, and strong organic growth

•	Net income of $669.8 million, or $3.21 per diluted share, and adjusted net income of $870.3 million, or $4.17 per diluted share

Second Quarter 2021 Highlights Compared to Combined Non-GAAP Pro Forma Second Quarter 2020

•	Net sales of $5.6 billion for the period increased 90.6% compared to the combined pro forma prior year period

•	Commodity inflation increased net sales 51.8%

•	Core organic sales increased 35.3%, excluding commodity and acquisition impacts

•	Acquisitions, excluding the BMC merger, contributed net sales growth of 3.5%

•	Gross profit of $1.6 billion increased 105.4% compared to the combined pro forma prior year period

Builders FirstSource Reports Second Quarter 2021 Results (continued)

•	As a percentage of net sales, SG&A decreased 360 basis points to 16.2%

•	Net income of $497.2 million, or $2.39 per diluted share, and adjusted net income of $574.0 million, or $2.76 per diluted share

•	Adjusted EBITDA increased 231.6% to $835.8 million driven by commodity value, strong demand in the residential housing market, and disciplined cost management

•	Adjusted EBITDA margin increased 640 basis points to 15.0%

•	Strong quarter-end balance sheet with a net debt to LTM Adjusted EBITDA ratio of 1.0x and liquidity of $750 million

Dave Flitman, CEO of Builders FirstSource, commented, “Our record second quarter and first half earnings were the result of the hard work and strong execution by our more than 26,000 team members, who are relentless in providing superior customer service in a very challenging and volatile supply environment. In the second quarter, we delivered core organic sales growth of 35% along with record gross profit, Adjusted EBITDA and margin. Our strong results accelerated in the second quarter as we continued to expand our value-added offerings while maintaining our focus on operational excellence and providing outstanding customer service.” Flitman continued, “Demand in single-family housing remains exceptionally strong and we continue to capitalize on this positive trend while ensuring we meet the needs of our customers. The BMC integration continues to progress exceptionally well, and our realization of cost synergies is ahead of schedule. Looking forward, we remain focused on executing our strategy of investing both organically and through M&A to shift our portfolio toward high-value and faster-growth categories while simultaneously improving efficiencies in the value chain through enhanced digital capabilities. We acquired Alliance Lumber in Arizona and we are thrilled to be welcoming those new associates to the BFS team. Our future is bright, our hunger to innovate has never been stronger, and we will continue going above and beyond for our customers and partners to provide best-in-class homebuilding solutions.”

CFO Peter Jackson added, “Our record sales, Adjusted EBITDA, and Gross Margin reflect our ability to successfully manage through unprecedented commodity price volatility, as well as capture cost synergies from our merger with BMC. Given our strong year-to-date performance, we are increasing annual guidance for sales and Adjusted EBITDA by 12% and 28% at the respective midpoints. As part of our capital deployment strategy, we are setting our leverage target at 1.0x to 2.0x at this point in the building cycle, which is in line with our commitment to maintain a strong, working balance sheet. Furthermore, our sustained cash generation and recently announced senior notes offering collectively provide us with a strong foundation to deploy capital opportunistically and drive additional shareholder value.”

Builders FirstSource Financial Performance Highlights - Second Quarter 2021 Compared to Combined Non-GAAP Pro Forma Second Quarter 2020

Pro Forma Net Sales

•

Net sales for the period were $5.6 billion, a 90.6% increase compared to the combined pro forma prior year period. Core organic sales, which excludes acquisitions, commodity price fluctuations and differences in the number of selling days between periods, increased by 35.3%, while commodity price inflation contributed 51.8% to net sales.

•

Value-added core organic sales grew by an estimated 35.4%, led by 57.9% growth in our Manufactured Products category. Robust demand nationally was somewhat hindered by material availability constraints.

•	Demand for single family housing continues to drive top-line growth. For the quarter, our Core organic customer growth was 44.1% for Single Family, 16.3% for R&R/Other, and 6.0% for Multi Family.

Builders FirstSource Reports Second Quarter 2021 Results (continued)

•	Acquisitions completed during the prior four quarters, excluding the BMC merger, contributed net sales growth of 3.5%.

Gross Profit

•

Gross profit was $1.6 billion, an increase of $812.4 million or 105.4% compared with the combined pro forma prior year period. Our gross margin increased 210 basis points to 28.4%, primarily driven by disciplined pricing in a volatile, supply constrained marketplace.

Selling, General and Administrative Expenses

•

SG&A was $902.9 million, an increase of approximately $324.0 million, or 56.0%, compared to the combined pro forma prior year period, driven primarily by expense related to the BMC Merger and other acquisitions including amortization expense of acquired intangibles and one-time charges. Variable compensation was also higher due to the increase in profitability and Core organic growth. Excluding the aforementioned, underlying SG&A increased by 18.9%. As a percentage of net sales, total SG&A decreased by 360 basis points to 16.2% due to the impact of higher net sales and continued expense control.

Interest Expense

•	Interest expense decreased by $4.9 million to $27.8 million compared to the same combined pro forma prior year period. The year over year decrease is primarily due to the payoff of the 2023 notes.

Income Tax Expense

•

Driven by higher profitability, income tax expense was $155.2 million, compared to $36.7 million in the combined pro forma prior year period. The effective tax rate in the second quarter was 23.8%, up 80 basis points versus the prior year period.

Net Income

•

Net income was $497.2 million, or $2.39 earnings per diluted share, compared to combined pro forma net income of $122.5 million, or $0.59 earnings per diluted share, in the same period a year ago. Adjusted net income was $574.0 million, or $2.76 adjusted earnings per diluted share, compared to combined pro forma adjusted net income of $132.2 million, or $0.64 adjusted earnings per diluted share, in the prior year period. The 334.1% increase in adjusted net income was primarily driven by the increase in net sales and gross margin described above partially offset by higher tax expense and higher SG&A expense due to the normalization of COVID expense rationalization in the prior year period. Adjusted EPS excludes amortization and one-time expenses related to merger and acquisition activity.

Adjusted EBITDA

•	Adjusted EBITDA increased 231.6% to $835.8 million, driven by solid demand across our key customer end-markets, commodity inflation and cost leverage.

•	Adjusted EBITDA margin improved to a record 15.0%, which increased 640 basis points compared to the year over year pro forma period.

Builders FirstSource Financial Performance Highlights – Year to Date June 30, 2021 Compared to Combined Non-GAAP Pro Forma Year to Date June 30, 2020

•

Net sales for the period were $9.8 billion, a 73.1% increase compared to the pro forma year over year period. Core organic sales, which excludes acquisitions, commodity price fluctuations and differences in the number of selling days between periods, increased by 29.1% while commodity price inflation contributed 41.9% to net sales.

Builders FirstSource Reports Second Quarter 2021 Results (continued)

•

Value-added core organic sales grew by an estimated 29.0%, led by 50.1% growth in our Manufactured Products category. Robust demand nationally was somewhat hindered by material availability constraints.

•

Demand for single family housing continues to drive Core organic growth. For the year over year period, our Core organic growth was 37.1% for Single Family, 11.2% for R&R/Other, and 1.5% for Multi Family.

•	Acquisitions completed during the prior four quarters, excluding the BMC merger, contributed net sales growth of 2.9%.

Gross Profit

•

Gross profit was $2.7 billion, an increase of $1.2 billion or 80.0% compared with the combined pro forma prior year period. Our gross margin increased 100 basis points to 27.2%, primarily driven by disciplined pricing in a volatile, supply constrained marketplace.

Selling, General and Administrative Expenses

•

SG&A was $1.7 billion, an increase of approximately $538.4 million or 45.4%, compared to the combined pro forma prior year period, driven primarily by expenses related to the BMC Merger and other acquisitions, including amortization expense of acquired intangibles and one-time charges. Variable compensation was also higher due to the increase in profitability and Core organic growth. Excluding these variables, underlying SG&A increased by 9.9%. As a percentage of net sales, total SG&A decreased by 340 basis points to 17.7% due to the effect of higher net sales and continued expense control.

Interest Expense

•

Interest expense decreased by $30.4 million to $59.6 million compared to the same combined pro forma prior year period. The year over year decrease includes higher one-time charges of $28.0 million related to debt financing transactions during the first six months of 2020, compared to $4.6 million in the first six months of 2021.

Income Tax Expense

•

Driven by higher profitability, income tax expense was $198.7 million, compared to $44.4 million in the combined pro forma prior year period. The effective tax rate was 22.9%, slightly lower than the estimated annual effective tax rate driven primarily by the periodic impact of stock-based compensation adjustments during the six months ended June 2021.

Net Income

•

Net income was $669.8 million, or $3.21 earnings per diluted share, compared to combined pro forma of $153.3 million, or $0.74 earnings per diluted share, in the same period a year ago. Adjusted net income was $870.3 million, or $4.17 adjusted earnings per diluted share, compared to a combined pro forma of $197.3 million, or $0.96 adjusted earnings per diluted share, in the prior year period. The 341.1% increase in adjusted net income was primarily driven by the increase in net sales and gross margin described above partially offset by higher tax expense and higher SG&A expense due to the normalization of COVID expense rationalization in the prior year period. Adjusted EPS excludes amortization and one-time expenses related to merger and acquisition activity, as well as losses recognized on the refinancing and extinguishment of debt.

Builders FirstSource Reports Second Quarter 2021 Results (continued)

Adjusted EBITDA

•	Adjusted EBITDA increased 214.3% to $1,291.0 million, driven by solid demand across single family, repair and remodel and other customer end-markets, commodity inflation, and cost leverage.

•	Adjusted EBITDA margin improved to 13.2%, which increased 590 basis points compared to the year over year pro forma period.

Builders FirstSource Capital Structure, Leverage, and Liquidity Information

•

For the first six months of the year, cash used in operating activities was $203.8 million; cash used in investing activities was $171.3 million, including capital expenditures of $89.0 million, net of proceeds. The Company’s free cash was an outflow of $292.8 million, primarily driven by the impact of commodity inflation on working capital. The Company expects to generate significant free cash flow in the second half of the year in line with normal seasonality.

•	Liquidity as of June 30, 2021 was $750 million, consisting of over $660 million in net borrowing availability under the revolving credit facility and $90 million cash on hand.

•

Adjusted EBITDA, on a combined pro forma trailing twelve-month basis, was $2.0 billion and net debt was $2.0 billion as of June 30, 2021, resulting in a decline of our net leverage ratio from 1.6 turns to 1.0x.

Pro Forma Combined Unaudited and Adjusted Information, Second Quarter 2021

The Company has provided supplemental unaudited financial data of the combined company in this press release. The below financial data combines Builders FirstSource and BMC historical operating results as if the businesses had been operated together on a combined basis during prior periods along with adjustments to reclassify certain BMC historical financial information to conform to Builders FirstSource historical financial information. This financial data is not intended to be, and was not, prepared on a basis consistent with the unaudited pro forma condensed combined financial information included in Builders FirstSource’s Pre-effective amendment to an S-4 filing dated November 17, 2020 with the U.S. Securities and Exchange Commission (the “Pro Forma S-4 Filing”), which provides the pro forma data information prepared in accordance with Article 11 of SEC Regulation S-X.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Combined Financial Data

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
(In millions)		(Pro Forma)		(Pro Forma)
Net Sales	$5,576.7	$2,925.5	$9,750.5	$5,633.4
Gross Margin	1,583.2	770.8	2,652.7	1,473.8
Gross Margin %	28.4%	26.3%	27.2%	26.2%
Net Income	497.2	122.5	669.8	153.3

Adjusted EBITDA	835.8	252.0	1,291.0	410.7
Adjusted Net Income	574.0	132.2	870.3	197.3

Builders FirstSource Reports Second Quarter 2021 Results (continued)

BMC Merger Integration

Operating in most of the nation’s largest and fastest growing regions, the combined company is exceptionally positioned for long-term value creation. Since closing the merger with BMC on January 1, 2021, Builders FirstSource has made substantial progress in integrating the two companies while delivering solid execution.

The Company’s increased scale, a strong balance sheet bolstered by robust cash generation, and anticipated annual run-rate synergies of $140 million to $160 million by the end of 2022 are expected to provide greater resources to invest in growth, innovation and ongoing value creation for all stakeholders. The Company delivered $36 million in cost synergies through the second quarter. In addition, the Company raised its expected range of 2021 cost synergies to $80 million to $100 million from $60 million to $70 million.

M&A Update

On May 3, 2021, BFS completed the acquisition of John’s Lumber, a premier building materials supplier serving the largest housing markets in Michigan. The acquisition adds another top 50 Metropolitan Statistical Area (MSA) to the Company’s portfolio and provides enhanced scale that will benefit our existing 14 locations in the state.

On June 29, 2021, the Company entered into a definitive agreement to acquire WTS Paradigm, a software solutions and services provider for the building products industry. The acquisition is an important step forward in Builder FirstSource’s strategy to invest in innovative digital solutions that will help its customers build more efficiently. Paradigm serves hundreds of customers, including manufacturers, retailers, dealers, homebuilders and remodelers

On July 1, 2021, BFS completed the acquisition of Alliance Lumber, the largest independently operated supplier of building materials in Arizona, primarily serving the greater Phoenix, Tucson, and Prescott Valley metropolitan areas. As a leading regional supplier with strategically located facilities, Alliance is uniquely positioned to offer unmatched distribution throughout the highest-growth regions of Arizona with a comprehensive portfolio of premium building materials.

Capital Markets Update

Last month, the Company completed an offering of $1 billion aggregate principal amount of unsecured 4.250% Senior Notes due 2032. The Company intends to use the net proceeds from the offering to repay a portion of the indebtedness outstanding under its senior secured ABL facility and to pay related transaction fees and expenses, with any remaining net proceeds to be used for general corporate purposes.

2021 Outlook

For 2021, the Company expects significant improvement in its financial performance compared to 2020, including the following:

•	Net sales to grow to a range of $18.0 billion to $19.0 billion or approximately 41% to 48% over 2020 combined pro forma net sales of $12.8 billion.

•	Adjusted EBITDA to be in a range of $2.2 billion to $2.4 billion or approximately 105% to 124% over 2020 combined pro forma Adjusted EBITDA of $1.07 billion.

•	Expected BMC merger integration realized cost savings of $80 million to $100 million

•	Free cash flow in the range of $1.4 billion to $1.6 billion

Builders FirstSource Reports Second Quarter 2021 Results (continued)

The 2021 outlook is based on several assumptions, including the following:

•

Single family starts percentage growth across our geographies in the mid to high teens; multi-family starts percentage increase in the high single digits; and R&R growth in the low to mid-single digits.

•	Commodity price appreciation of 18% to 28% compared to the prior year

•	Recently completed acquisitions projected to add net sales growth of 4%

•	2 fewer selling days in 2021 versus 2020 or approximately 1%

•

Depreciation and amortization expenses in the range of $525 million to $535 million, including approximately $320 million of amortization related to intangible assets acquired in the BMC Merger. Total depreciation projected to be $187 million and total amortization of $340 for the full year 2021. Full year estimate does not reflect the purchase accounting impact of acquisitions that are not completed.

•	Total capital expenditures spend in the range of $200 million to $220 million

•	Interest expense in the range of $130 million to $140 million

•	An effective tax rate of between 23.0% to 25.0%

Conference Call

Builders FirstSource will host a conference call Thursday, August 5, 2021, at 8:00 a.m. Central Time (CT) and will simultaneously broadcast it live on the Internet. The earnings release presentation will be posted at www.bldr.com under the “investors” section before the market opens on Thursday August 5th at 6:00am CT. To participate in the teleconference, please dial into the call a few minutes before the start time: 866-269-4261 (U.S. and Canada) and 1 773-341-1661 (international), Conference ID: 3825770. A replay of the call will be available at 12 noon Central Time through May 21, 2021. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 3825770. The live webcast and archived replay can also be accessed on the Company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S. supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 39 states with approximately 550 locations and have a market presence in 47 of the top 50 and 84 of the top 100 MSA’s, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution and manufacturing facilities (certain of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the Company’s website at www.bldr.com.

Forward-Looking Statements

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, synergies, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-

Builders FirstSource Reports Second Quarter 2021 Results (continued)

looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the recent novel coronavirus disease 2019 (also known as “COVID-19”) pandemic, the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Non-GAAP Financial Measures

The financial measures entitled Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, diluted Adjusted net income per share and Free cash flow are not financial measures recognized under GAAP and are therefore non-GAAP financial measures. The Company believes that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

Adjusted EBITDA is defined as GAAP net income before depreciation and amortization expense, interest expense, net, income tax expense and other non-cash or special items including stock compensation expense, acquisition and integration expense, debt issuance and refinancing costs, gains (loss) on sale and asset impairments and other items. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales. Adjusted net income is defined as GAAP net income before non-cash or special items including acquisition and integration expense and debt issuance and refinancing cost offset by the tax effect of those adjustments to net income. Adjusted net income per diluted share is defined as Adjusted net income divided by weighted average diluted common shares outstanding. Free cash flow is defined as GAAP net cash from operating activities less capital expenditures, net of proceeds from the sale of property, plant and equipment.

Company management uses Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income as supplemental measures in its evaluation of the Company’s business, including for trend analysis, purposes of determining management incentive compensation and budgeting and planning purposes. Company management believes that these measures provide a meaningful measure of the Company’s performance and a better baseline for comparing financial performance across periods because these measures eliminate the effects of period to period changes, in the case of Adjusted EBITDA and Adjusted EBITDA margin, in taxes, costs associated with capital investments, interest expense, stock compensation expense, and other non-cash and non-recurring items and, in the case of Adjusted net income, in certain non-recurring items. Company management also uses free cash flow as a supplemental measure in its evaluation of the Company’s business, including for purposes of its internal liquidity assessments. Company management believes that free cash flow provides a meaningful evaluation of the Company’s liquidity.

The Company believes that these non-GAAP financial measures provide additional tools for investors to use in evaluating ongoing operating results, cash flows and trends and in comparing the Company’s financial measures with other companies in the Company’s industry, which may present similar non-

Builders FirstSource Reports Second Quarter 2021 Results (continued)

GAAP financial measures to investors. However, the Company’s calculation of these financial measures are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider these financial measures in isolation or as alternatives to financial measures determined in accordance with GAAP. Furthermore, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables below.

The Company’s Adjusted EBITDA outlook, free cash flow and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. The Company’s management cannot estimate on a forward-looking basis without unreasonable effort the impact these income and expense items will have on its reported Net income, operating cash flow and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, the Company does not provide a reconciliation to the most comparable GAAP financial measure for its Adjusted EBITDA or free cash flow outlook or its effective tax rate on operations forecast. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to the Company’s outlook.

Pro Forma Combined Financial Data

For avoidance of doubt, the Pro Forma Combined Unaudited and Adjusted Information also was not intended to be, and was not, prepared on a basis consistent with the unaudited pro forma condensed combined financial information included in Builders FirstSource’s Pre-effective amendment to an S-4 filing dated November 17, 2020 with the U.S. Securities and Exchange Commission (the “Pro Forma S-4 Filing”), which provides the pro forma financial information prepared in accordance with Article 11 of SEC Regulation S-X. For instance, the Supplemental Unaudited Combined Financial Information does not give effect to the BMC merger under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 805, Business Combinations (“ASC Topic 805”), with Builders FirstSource treated as the legal and accounting acquirer, and was not prepared to reflect the merger as if it occurred on the first day of any of the fiscal periods presented. The Pro Forma Combined Unaudited and Adjusted Information has not been adjusted to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, or (3) expected to have a continuing impact on the combined results of Builders FirstSource and BMC. Consequently, the Pro Forma Combined Unaudited and Adjusted Information is intentionally different from, but does not supersede, the pro forma financial information set forth in the Pro Forma S-4 Filing or the pro forma financial information set forth in the Company’s most recent quarterly report on Form 10-Q.

In addition, the Pro Forma Combined Unaudited and Adjusted Information does not purport to indicate the results that actually would have been obtained had the companies been operated together during the periods presented, or which may be realized in the future. The Pro Forma Combined Unaudited and Adjusted Information have no impact on Builders FirstSource’s or BMC’s previously reported consolidated balance sheets or statements of operations, cash flows or equity.

Builders FirstSource Reports Second Quarter 2021 Results (continued)

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Builders FirstSource Reports Second Quarter 2021 Results (continued)

Contact:

Michael Neese

SVP, Investor Relations

Builders FirstSource, Inc.

(214) 765-3804

Builders FirstSource Reports Second Quarter 2021 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)
	(In thousands, except per share amounts)
Net sales	$5,576,682	$1,945,643	$9,750,457	$3,732,664
Cost of sales	3,993,531	1,428,311	7,097,752	2,749,919

Gross margin	1,583,151	517,332	2,652,705	982,745
Selling, general and administrative expenses	902,913	388,077	1,724,511	792,543

Income from operations	680,238	129,255	928,194	190,202
Interest expense, net	27,795	26,812	59,639	78,743

Income before income taxes	652,443	102,443	868,555	111,459
Income tax expense	155,208	23,519	198,740	23,768

Net income	$497,235	$78,924	$669,815	$87,691

Net income per share:
Basic	$2.40	$0.68	$3.24	$0.75

Diluted	$2.39	$0.67	$3.21	$0.75

Weighted average common shares:
Basic	207,114	116,634	206,844	116,446

Diluted	208,318	117,547	208,470	117,520

Builders FirstSource Reports Second Quarter 2021 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended June 30,
	2021	2020
	(Unaudited) (In thousands)
Cash flows from operating activities:
Net income	$669,815	$87,691
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	261,553	57,875
Deferred income taxes	(32,753)	2,248
Stock-based compensation expense	18,867	6,720
Other non-cash adjustments	3,534	6,748
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	(867,143)	(69,991)
Inventories	(840,283)	(53,685)
Other current assets	(53,672)	2,987
Other assets and liabilities	10,201	39,452
Accounts payable	448,527	108,152
Accrued liabilities	177,578	(18,311)

Net cash (used in) provided by operating activities	(203,776)	169,886

Cash flows from investing activities:
Purchases of property, plant and equipment	(98,293)	(54,809)
Proceeds from sale of property, plant and equipment	9,321	1,451
Cash acquired in BMC Merger	167,490	—
Prepayments for acquisitions	(225,000)	—
Cash used for acquisitions	(24,833)	(15,893)

Net cash used in investing activities	(171,315)	(69,251)

Cash flows from financing activities:
Borrowings under revolving credit facility	1,769,000	791,000
Repayments under revolving credit facility	(1,233,000)	(818,000)
Proceeds from long-term debt and other loans	—	895,625
Repayments of long-term debt and other loans	(470,330)	(557,964)
Payments of debt extinguishment costs	(2,475)	(22,686)
Payments of loan costs	(4,272)	(13,800)
Exercise of stock options	335	708
Repurchase of common stock	(17,707)	(4,153)

Net cash provided by financing activities	41,551	270,730

Net change in cash and cash equivalents	(333,540)	371,365
Cash and cash equivalents at beginning of period	423,806	14,096

Cash and cash equivalents at end of period	$90,266	$385,461

Builders FirstSource Reports Second Quarter 2021 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

	June 30, 2021	December 31, 2020
	(Unaudited)
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$90,266	$423,806
Accounts receivable, less allowances of $33,494 and $17,637 at June 30, 2021 and December 31, 2020, respectively	2,174,674	880,018
Other receivables	137,304	76,436
Inventories, net	2,074,448	784,527
Other current assets	438,383	58,895

Total current assets	4,915,075	2,223,682
Property, plant and equipment, net	1,300,680	749,130
Operating lease right-of-use assets, net	429,940	274,562
Goodwill	2,535,360	785,305
Intangible assets, net	1,422,649	119,882
Other assets, net	22,390	21,110

Total assets	$10,626,094	$4,173,671

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,318,446	$600,357
Accrued liabilities	831,852	385,536
Current portion of operating lease liabilities	91,134	61,625
Current maturities of long-term debt	11,316	27,335

Total current liabilities	2,252,748	1,074,853
Noncurrent portion of operating lease liabilities	347,823	219,239
Long-term debt, net of current maturities, discounts and issuance costs	2,043,817	1,596,905
Deferred income taxes	362,061	49,495
Other long-term liabilities	137,190	80,396

Total liabilities	5,143,639	3,020,888

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 300,000 shares authorized; 207,196 and 116,829 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	2,072	1,168
Additional paid-in capital	4,248,194	589,241
Retained earnings	1,232,189	562,374

Total stockholders’ equity	5,482,455	1,152,783

Total liabilities and stockholders’ equity	$10,626,094	$4,173,671

Builders FirstSource Reports Second Quarter 2021 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

	Three months ended June 30,		Six months ended June 30,		Twelve months ended June 30,
	2021	2020	2021	2020	2021
	(in millions)			(in millions)
Reconciliation to Adjusted EBITDA:
GAAP Net Income	$497.2	$78.9	$669.8	$87.7	$895.7
Acquisition and Integration Expense	20.4	0.4	89.9	3.7	111.5
Debt issuance and refinancing cost (1)	—	—	4.6	28.0	5.9
Amortization expense	80.6	5.6	169.3	11.3	180.0
Tax-effect of adjustments to net income	(24.2)	(1.4)	(63.3)	(10.3)	(71.4)

Adjusted Net Income	574.0	83.5	870.3	120.4	1,121.7

Weighted average diluted common shares (in millions)	208.3	117.5	208.5	117.5
Diluted adjusted net income per share:	$2.76	$0.71	$4.17	$1.02
Reconciling items:
Depreciation expense	46.6	22.8	92.3	46.6	140.2
Interest expense, net	27.8	26.8	55.0	50.7	110.7
Income tax expense	179.4	24.9	262.0	34.1	341.0
Stock compensation expense	8.0	3.5	12.6	6.7	22.9
Gain on sale and asset impairments	(0.3)	0.1	(1.7)	—	(4.9)
Other management-identified adjustments (2)	0.3	0.3	0.5	0.4	0.7

Adjusted EBITDA	$835.8	$161.9	$1,291.0	$258.9	$1,732.3

Adjusted EBITDA Margin	15.0%	8.3%	13.2%	6.9%	11.9%

(1)	Costs associated with issuing and extinguishing long term debt in 2021 and 2020.
(2)	Primarily relates to severance and other one time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	(in millions except share amounts)
Net sales	5,576.7	1,945.6	9,750.5	3,732.7
Cost of sales	3,993.5	1,428.3	7,097.8	2,750.0

Gross margin	1,583.2	517.3	2,652.7	982.7
Gross margin %	28.4%	26.6%	27.2%	26.3%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (1)	13.4%	18.3%	14.1%	19.4%
Adjusted EBITDA	835.8	161.9	1,291.0	258.9
Adjusted EBITDA margin %	15.0%	8.3%	13.2%	6.9%
Depreciation expense	(46.6)	(22.8)	(92.3)	(46.6)
Interest expense, net of debt issuance cost and refinancing	(27.8)	(26.8)	(55.0)	(50.7)
Income tax expense	(179.4)	(24.9)	(262.0)	(34.1)
Other adjustments	(8.0)	(3.9)	(11.4)	(7.1)

Adjusted Net Income	$574.0	$83.5	$870.3	$120.4

Basic adjusted net income per share:	$2.77	$0.72	$4.21	$1.03

Diluted adjusted net income per share:	$2.76	$0.71	$4.17	$1.02

Weighted average common shares (in millions)
Basic	207.1	116.6	206.8	116.4
Diluted	208.3	117.5	208.5	117.5

(1)	Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization, stock compensation, acquisition, integration and other expenses.

Builders FirstSource Reports Second Quarter 2021 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021		2021
	Interest Expense	Net Debt Outstanding	Interest Expense	Net Debt Outstanding
	(in millions)		(in millions)
2030 Unsecured Notes @ 5.00%	$6.9	$550.0	$13.8	$550.0
2027 Secured Notes @ 6.75%	11.7	695.0	24.4	695.0
Revolving Credit Facility @ 2.80% Floating LIBOR	3.0	611.0	4.9	611.0
Amortization of debt issuance costs, discount and premium	0.9	—	1.6	—
Finance leases and other finance obligations	5.3	215.3	10.3	215.3
Debt issuance and refinancing cost	—		4.6
Cash	—	(90.3)	—	(90.3)

Total	$27.8	$1,981.0	$59.6	$1,981.0

	Three months ended June 30, 2021	Six months ended June 30, 2021
Free Cash Flow	(in millions)	(in millions)
Operating activities	$(3.3)	$(203.8)
Less: Capital expenditures, net of proceeds	$(52.9)	$(89.0)

Free Cash Flow	$(56.2)	$(292.8)

Builders FirstSource Reports Second Quarter 2021 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three months ended June 30,					Six months ended June 30,
	2021		2020			2021		2020
	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured Products	$1,091.4	19.6%	$365.8	18.8%	198.4%	$1,907.6	19.6%	$720.2	19.3%	164.9%
Windows, Doors & Millwork	837.9	15.0%	404.0	20.8%	107.4%	$1,556.5	16.0%	795.4	21.3%	95.7%

Value-Added Products	1,929.3	34.6%	769.8	39.6%	150.6%	3,464.1	35.6%	1,515.6	40.7%	128.6%

Gypsum, Roofing & Insulation	191.7	3.4%	125.8	6.5%	52.4%	338.2	3.5%	236.6	6.3%	42.9%
Siding, Metal & Concrete Products	414.9	7.4%	200.6	10.3%	106.8%	716.8	7.4%	369.5	9.9%	94.0%
Other	436.8	7.8%	227.3	11.6%	92.2%	898.9	9.1%	436.3	11.7%	106.0%

Specialized Products & Other	1,043.4	18.7%	553.7	28.4%	88.4%	1,953.9	20.0%	1,042.4	27.9%	87.4%

Lumber & Lumber Sheet Goods	$2,604.0	46.7%	$622.1	32.0%	318.6%	$4,332.5	44.4%	$1,174.7	31.5%	268.8%

Total net sales	$5,576.7	100.0%	$1,945.6	100.0%	186.6%	$9,750.5	100.0%	$3,732.7	100.0%	161.2%

Builders FirstSource Reports Second Quarter 2021 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Combined Financial Data

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
(In millions)		(Pro Forma)		(Pro Forma)
Net Sales	$5,576.7	$2,925.5	$9,750.5	$5,633.4
Gross Margin	1,583.2	770.8	2,652.7	1,473.8
Gross Margin %	28.4%	26.3%	27.2%	26.2%
Net Income	497.2	122.5	669.8	153.3

Adjusted EBITDA	835.8	252.0	1,291.0	410.7
Adjusted Net Income	574.0	132.2	870.3	197.3